EXHIBTIT 99.(h-2)

FIRST AMENDMENT

To Transfer Agency and Service Agreement

between

Certain Investment Companies Managed by Fred Alger Management Inc., as listed on Schedule

A thereto

and

State Street Bank and Trust Company

This First Amendment is made as of this 9th day of March, 2006, between each of the investment management companies managed by Fred Alger Management Inc., as listed on Schedule A to the Transfer Agency and Service Agreement (the “Funds”) and State Street Bank and Trust Company (the “Transfer Agent”). In accordance with Section 15.1 (Amendment) of the Transfer Agency and Service Agreement between each of the Funds and the Transfer Agent dated as of November 22, 2004, (the “Agreement”) the parties desire to amend the Agreement, to, among other things, reflect that effective May 1, 2006, State Street Bank and Trust Company shall serve as custodian for the Retirement Accounts defined in Section 1.1(o)(i).

NOW THEREFORE, the parties agree as follows:

1.   That, Section 1.1(o)(ii), (Review and Maintenance of Fund Prototype Retirement Plans or Account Materials.), of the Agreement be deleted in its entirety and replaced as follows:

(ii) Review and Maintenance of Fund Prototype Retirement Plans or Account Materials.

(1) Transfer Agent shall, at the request of the Funds, arrange for the provision of retirement plan prototypes or account materials (the “Fund Prototype(s)”) for use in connection with a Retirement Account or Accounts. State Street Bank and Trust Company (“State Street”), shall serve as custodian of the Fund Prototypes provided by Transfer Agent (the “Custodial Agreements”).

(2) The Custodial Agreements will comply with applicable sections of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations promulgated thereunder as in effect at the time. Transfer Agent will be responsible for establishing, maintaining, and updating the Custodial Agreements in compliance with the Code and all other applicable federal or state law or regulations, when changes in the law require such updating.

(3) Each of the Funds agrees to indemnify, defend and hold harnlless State Street and its agents, affiliates, successors, representatives and assigns from and against any and all losses, damages, costs, charges, expenses, including reasonable fees for counsel, taxes, penalties and liabilities (collectively, “Losses”) arising out of or attributable to State Street serving as custodian pursuant to the terms of the Custodial Agreements, except, however, to the extent such Losses arise out of or are attributable to the negligence, bad faith or willful misconduct of State Street or it agents, affiliates, successors, representatives or assigns. This indemnification obligation will survive termination of this Agreement.

(4) The Funds agree that any modifications made by the Funds to the Custodial Agreements without the Transfer Agent’s written consent shall not increase the liabilities or responsibilities of the Transfer Agent or State Street or limit the Transfer Agent’s or State Street’s ability to resign as provider or custodian thereunder. The Fund will fumish the Transfer Agent with a copy of any modifications it makes to the Custodial Agreements, in whole or part, however, the Transfer Agent shall not be required to review, comment, or advise on such modifications.

2.   That Schedule 4.1 (Fees Effective November 22,.2004 to November 22, 2009) of the Agreement is amended by deleting the reference to “IRAs $      /plan” under Activity Fees: in the section entitled “General:” and replacing it as follows:

“IRAs and 403(b)	$ /plan*

* The per plan refers to each unique account number, regardless of the number of Funds invested per account.”

3.   All defined terms and definitions in the Agreement shall be the same in this First Amendment, except as specifically revised by this First Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FOR EACH OF THE INVESTMENT		STATE STREET BANK AND TRUST
COMPANIES LISTED BELOW		COMPANY

By:	/s/ Hal Liebes	By:	/s/ Joseph L. Hooley
Name:	Hal Liebes	Name:	Joseph L. Hooley
Title:	Executive Vice President	Title:	Executive Vice President
As an authorized officer for each of:
The Alger American Fund
The Alger Institutional Funds
Spectra Fund
The China-U.S. Growth Fund
Castle Convertible Fund, Inc.
The Alger Funds